Exhibit 99.1

PRESS RELEASE

Neoware Reports Fiscal 2004 Second Quarter
Revenue and Earnings

     KING OF PRUSSIA, Pa., January 26, 2004 – Neoware Systems, Inc. (Nasdaq: NWRE), the leading supplier of software, services and thin client appliances, today reported financial results for its fiscal 2004 second quarter ended December 31, 2003.

FINANCIAL HIGHLIGHTS

•	Revenues for the quarter ended December 31, 2003 were $15,322,269, compared to $14,713,778 in the prior year quarter.

•	Revenues for the six month period ended December 31, 2003 were $30,335,656 compared to $28,230,456 in the prior year six month period.

•	Gross margin for the current quarter was 50%, compared to 44% in the prior year quarter, and was significantly above the Company’s guidance of 45% to 48%. Gross margin was higher than the previous year as a result of lower product costs on higher revenues, as well as, a larger percentage of revenues from software sales.

•	Operating expenses for the current quarter increased by approximately $1.9 million, or 50% from the prior year quarter, as planned, as the Company invested in sales, marketing and infrastructure as part of its growth plan.

•	Operating results for the current quarter include $316,552 of non-cash amortization of intangibles as a result of acquisitions, versus $129,867 in the prior year quarter.

•	Operating income for the current quarter was $2,096,865, compared to $2,852,346, and represented 14% of revenues, compared to 19% of revenues in the prior year quarter, primarily as a result of increased investments in sales, marketing and infrastructure as a result of the Company’s growth plan, partially offset by higher gross margins.

•	Net income for the quarter ended December 31, 2003 was $1,395,235, or $.09 per diluted share, compared to net income of $1,883,685, or $.13 per diluted share a year ago, on approximately 1.5 million additional shares in the current period.

•	Net income for the six month period ended December 31, 2003 was $3,258,588, or $.20 per diluted share, compared to net income of $3,330,716, or $.23 per diluted share for the six month period a year ago, on approximately 1.5 million additional shares in the current period.

•	Cash and marketable securities increased to $50,798,105 at December 31, 2003 from $45,663,869 at September 30, 2003, as a result of positive cash flow from operations.

     “Neoware’s business is solid and profitable as demonstrated by this quarter’s results,” stated Michael Kantrowitz, Neoware’s Chairman and CEO. “While our revenues were not as high as we expected, they were over $15 million for only the third quarter in our history, and were the second highest ever reported by the Company. Our balance sheet is stronger than ever, the result of paying attention to fundamentals as evidenced by generating more than $4.8 million in cash from operations in the quarter. With more than $50 million in cash and no debt, Neoware has set a new record of financial strength for the Company,” Mr. Kantrowitz noted.

     Customers of note in the quarter included Accor Hospitality, ADP, Allied Holdings, Art Van Furniture, Badcock Furniture, California Department of Motor Vehicles, City of Montreal, Daimler Chrysler, Haverty’s Furniture, L.L. Bean, Los Angeles Municipal Transit Authority, Miele, Provident Bank, Raytheon, SCP Pool, and WalMart. During the quarter, Neoware continued to see positive results from its strategic alliance with IBM, with new marketing initiatives resulting in more new customers through IBM and more individual transactions with IBM than during any other period since the two companies implemented their alliance in early 2002.

      “As we pointed out in early January, according to IDC, industry-wide thin client appliance revenues in the first nine months of 2003 were essentially flat compared to 2002. Importantly, while IDC has not changed its projection for robust growth in our market in coming years, and others in our industry project that IT spending will grow at a healthy rate in 2004, we are guiding revenues for the second half of the fiscal year to be similar to revenues in the first half, plus or minus $1 million per quarter until we are more certain that these industry projections are accurate,” Mr. Kantrowitz continued.

     “Consistent with our previous guidance, gross profit margins are expected to be in the range of 45% to 48% going forward. The Company intends to take a more active role in stimulating demand for thin client appliances in our target markets, and to do so we intend to realign certain of our sales resources, and continue to increase marketing expenses moderately while holding most other expenses constant.”

     “Looking forward to fiscal 2005, we believe our existing investments in our infrastructure, our new marketing initiatives, and our strategy of continuing to increase sales of complementary products, including our TeemTalk host access and ThinPC software products, will enable us to deliver revenue growth of approximately 17% in fiscal 2005 as compared to fiscal 2004. This growth projection is consistent with the actual growth we achieved in calendar 2003, and does not take into account projected increases in IT spending by enterprise customers.”

      “Neoware is a significant participant in the thin client appliance portion of the PC market, and a leading provider of the software that enables thin clients and personal computers to provide on-demand access to legacy applications with increased security, improved reliability, and lower up-front and on-going costs. With winning products, a strong market position, $50 million in cash and no debt, Neoware has the leadership and financial strength to drive our growth initiatives, both organically and through carefully targeted acquisitions,” Mr. Kantrowitz concluded.

CONFERENCE CALL INFORMATION

     In connection with this release, Neoware management will host a conference call and simultaneous webcast on January 26, 2004 at 5:00 p.m. Eastern Time. The conference call will be available live via the Internet on the Neoware website at www.neoware.com and at www.vcall.com. To participate, please go to the website 10 minutes prior to the call to download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

     The call will also be accessible by dialing 800.982.3654 for domestic calls and 703.871.3021 for international calls. A replay of the call will be available through February 9, 2004 by dialing 888.266.2081 domestically and 703.925.2533 internationally. The conference ID is 360238.

About Neoware

     Neoware provides software, services, and solutions to enable Appliance Computing, a proven Internet-based computing architecture targeted at business customers, that is designed to be simpler and easier than traditional PC-based computing. Neoware’s software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices.

     Neoware’s products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers, and the Internet. Computing appliances that run and are managed by Neoware’s software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front, maintenance, and administrative costs than proprietary or PC-based alternatives.

     More information about Neoware can be found on the Web at www.neoware.com or via email at invest@neoware.com. Neoware is based in King of Prussia, PA.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our projected revenue level, gross profit margins and expenses for the balance of our 2004 fiscal year; our strategy to continue increasing sales of complementary products; our expectation of revenue growth in our 2005 fiscal year; our continued growth, organically and through acquisitions; our intention to take a more active role in stimulating demand for our products and to realign certain sales resources; the benefits of our leadership position; and the cost-saving benefits of our products to our customers which we believe will drive growth in our industry. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include, the final results of our results for our 2004 and 2005 fiscal years , the timing and receipt of future orders, our timely development and customers’ acceptance of our products, pricing pressures, rapid technological changes in the industry, growth of overall thin client sales through the capture of a greater portion of the PC market, increased competition, our ability to attract and retain qualified personnel, adverse changes in customer order patterns, our ability to identify and successfully consummate and integrate future acquisitions, adverse changes in general economic conditions in the U. S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its reports on Form 10-K for the year ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003.

Neoware, ThinPC, and TeemTalk are trademarks of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

CONTACT:
Investor Relations:
Cameron Associates
Kevin McGrath
(212) 245-8000 x 203
kevin@cameronassoc.com

Neoware Systems, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com

NEOWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2003	June 30, 2003
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,004,486	$26,013,555
Short-term investments	10,793,619	3,151,320
Accounts receivable, net	9,270,309	11,088,994
Inventories	739,798	772,494
Prepaid expenses and other	847,785	798,383
Deferred income taxes	2,546,980	945,585

Total current assets	64,202,977	42,770,331

Property and equipment, net	541,728	572,048
Goodwill	17,304,671	8,943,175
Intangibles, net	4,050,295	2,090,617
Other	56,676	—

	$86,156,347	$54,376,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,863,892	$4,206,346
Accrued expenses	3,784,073	2,817,791
Capital lease obligations	6,926	6,557
Deferred revenue	878,146	691,614

Total current liabilities	8,533,037	7,722,308

Capital lease obligations	7,166	10,252
Deferred income taxes	—	16,788

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	15,767	14,056
Additional paid-in capital	71,266,921	44,214,516
Treasury stock, 100,000 shares at cost	(100,000)	(100,000)
Accumulated other comprehensive income (loss)	649,674	(26,943)
Accumulated earnings (deficit)	5,783,782	2,525,194

Total stockholders’ equity	77,616,144	46,626,823

	$86,156,347	$54,376,171

NEOWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net revenues	$15,322,269	$14,713,778	$30,335,656	$28,230,456
Cost of revenues	7,683,826	8,167,076	14,733,057	15,989,578

Gross profit	7,638,443	6,546,702	15,602,599	12,240,878

Sales and marketing	3,376,645	2,299,087	6,341,950	4,526,420
Research and development	686,831	420,686	1,407,911	808,449
General and administrative	1,478,102	974,583	2,935,179	1,882,700

Operating expenses	5,541,578	3,694,356	10,685,040	7,217,569

Operating income	2,096,865	2,852,346	4,917,559	5,023,309

Interest income, net	94,005	90,912	177,323	180,935

Income before income taxes	2,190,870	2,943,258	5,094,882	5,204,244

Income tax expense	(795,635)	(1,059,573)	(1,836,294)	(1,873,528)

Net income	$1,395,235	$1,883,685	$3,258,588	$3,330,716

Basic income per share	$0.09	$0.14	$0.21	$0.25

Diluted income per share	$0.09	$0.13	$0.20	$0.23

Weighted average number of common shares used in basic earnings per share computation	15,742,689	13,573,656	15,594,091	13,368,120

Weighted average number of common shares used in diluted earnings per share computation	16,285,146	14,785,902	16,282,267	14,719,001

NEOWARE SYSTEMS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Six Months Ended December 31, 2003	Six Months Ended December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,395,235	$1,883,685	$3,258,588	$3,330,716
Adjustments to reconcile net income to net cash provided by (used in) operating activities-
Deferred income taxes	—	1,059,353	—	1,858,489
Depreciation	64,093	58,131	136,412	115,775
Amortization of intangibles	316,552	129,867	503,333	259,732
Changes in operating assets and liabilities- net of effect from acquisition-
(Increase) decrease in:
Accounts receivable	422,342	(505,679)	1,818,685	(1,173,251)
Inventories	823,114	(71,990)	32,696	247,430
Prepaid expenses and other	(151,973)	122,651	(106,078)	2,537
Increase (decrease) in:
Accounts payable	1,920,793	1,339,336	(342,454)	1,162,233
Accrued expenses	307,714	(194,353)	966,282	(311,187)
Deferred revenue	47,716	(28,074)	186,532	103,787

Net cash provided by operating activities	5,145,586	3,792,927	6,453,996	5,596,261

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of the host access software business from Pericom Holdings Plc	(31,983)	—	(9,994,759)	—
Purchase of short-term investments	(5,846,604)	—	(22,055,911)	—
Sales of short-term investments	13,431,461	—	14,413,613	—
Purchase of intangible assets	—	(14,772)	(125,000)	(44,424)
Purchases of property and equipment	(26,508)	(16,272)	(106,089)	(78,650)

Net cash used in investing activities	7,526,366	(31,044)	(17,868,146)	(123,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital leases	(1,143)	(15,539)	(2,717)	(30,722)
Sale of common stock, net of expenses	—	—	24,609,302	—
Expenses for prior issuance of common stock	(3,302)	(3,469)	(3,302)	(122,409)
Exercise of stock options and warrants	92,871	190,239	829,933	1,634,512
Repayments of officer loans	—	—	—	9,463

Net cash provided by financing activities	88,426	171,231	25,433,216	1,490,844

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(41,286)	—	(28,135)	—

INCREASE IN CASH AND CASH EQUIVALENTS	12,719,092	3,933,114	13,990,931	6,964,031
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,285,394	20,062,339	26,013,555	17,031,422

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,004,486	$23,995,453	$40,004,486	$23,995,453

SUPPLEMENTAL DISCLOSURES:
Cash paid for income taxes	$—	$25,767	$264,400	$79,947
Cash paid for interest	$2,386	$8,271	$5,956	$17,189